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DOLLAR GENERAL REPORTS INCREASED DECEMBER SALES

GOODLETTSVILLE, Tenn. – January 6, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the five-week period ended December 31, 2004, equaled $1.007 billion compared with $911 million last year, an increase of 10.5 percent. Same-store sales for the December period increased 1.7 percent.  The average customer purchase in December was approximately $9.87 compared to $9.69 in the same period last year.  Customer transactions in same-stores increased approximately 0.5 percent.

December sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	51%	50%	+5%
Seasonal	28%	27%	+1%
Home Products	11%	13%	-7%
Basic Clothing	10%	10%	-5%

For the nine weeks ended December 31, 2004, Dollar General total retail sales increased 11.0 percent to $1.7 billion from $1.5 billion in the same period a year ago.  Same-store sales for the nine-week period increased 2.4 percent.

For the 48 weeks ended December 31, 2004, Dollar General total retail sales increased 11.3 percent to $7.1 billion from $6.4 billion in the same period a year ago.  Same-store sales for the 48 weeks increased 3.0 percent.

New Store Openings

The Company opened seven new stores and closed 10 stores during the period.  Year-to-date, the Company opened 718 new stores and closed 97 stores.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,321 neighborhood stores as of December 31, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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